EXHIBIT 3.133
COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION

ARTICLES OF ORGANIZATION OF
HUGHES CENTER, LLC
     The undersigned pursuant to Chapters 12 of Title 13.1 of the Code of Virginia the undersigned states as follows:
     1. The name of the limited liability company is Hughes Center, LLC.
     2. The name of the limited liability company’s initial registered agent is National Registered Agents, Inc., a Delaware corporation authorized to transact business in Virginia.
     3.  The limited liability company’s initial registered office address, which is identical to the business address of the initial registered agent, is 526 King Street, Alexandria, Virginia 22314, which is physically located in the city of Alexandria.
     4. The limited liability company’s initial principal office address is 6640 Carothers Parkway, Suite 500, Franklin, TN 37067.
     5. Signature:

/s/ John J. Faldetta, Jr.
John J. Faldetta, Jr., Organizer

Dated: March 20, 2007